UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2014

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

7999 Gateway Blvd, Suite 300, Newark, California 94560

(Address of principal executive offices, with zip code)

(510) 744-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth in Item 5.02 is incorporated herein by reference.

Item 5.02 Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2014, Depomed, Inc. (the “Company”) entered into a letter agreement (the “Offer Letter”) with Srinivas G. Rao, M.D., Ph.D. pursuant to which Dr. Rao agreed to serve as the Senior Vice President and Chief Medical Officer, effective July 16, 2014.

From December 2013 to March 2014, Dr. Rao served as the Executive Vice President and Head of Neuroscience at Retrophin, Inc., a pharmaceutical company focused on the treatment of serious, catastrophic or rare diseases (“Retrophin”).  From October 2011 to December 2013 and prior to its acquisition by Retrophin, Dr. Rao was the Founder and Chief Executive Officer of Kyalin Biosciences, Inc., a biotechnology company developing therapies to treat autism.  From August 2011 to May 2013, Dr. Rao served as Chief Medical Officer or Chief Scientific Officer of various start-up companies through his association with Avalon Ventures.  From July 2001 to July 2011, Dr. Rao served as Chief Scientific Officer of Cypress Bioscience, Inc.

Dr. Rao holds a M.D. and a Ph.D. from Yale University.

The Offer Letter provides for Dr. Rao to receive an annual base salary of $375,000 and an annual target cash bonus of 40% of his base salary, which will be prorated for 2014 based on the number of full months he is employed by the Company.  Dr. Rao is entitled to receive a one-time sign-on bonus of $40,000 (the “Sign-On Bonus”) that will be paid in two equal installments of $20,000. The first installment will be payable once Dr. Rao has completed 60 days of employment with the Company and the second installment will be payable once Dr. Rao has completed 120 days of employment with the Company.  If Dr. Rao voluntarily terminates his employment with the Company prior to the first anniversary of his first day of employment, he will be required to repay the full amount of the Sign-On Bonus to the Company within 10 days after his termination date.

As contemplated by the Offer Letter, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) approved the grant to Dr. Rao, upon the commencement of his employment with the Company, of an option under the Company’s 2014 Omnibus Incentive Plan to purchase 150,000 shares of the Company’s common Stock.  The option has an exercise price equal to $11.83, the closing sale price of the Company’s Common Stock on the Nasdaq Global Market on Dr. Rao’s first day of employment.  The option will vest and become exercisable with respect to one-quarter of the underlying shares on the date that is 12 months after the date of grant, and in 36 equal monthly installments thereafter, such that the option will be fully vested and exercisable on the fourth anniversary of the date of grant.

Upon commencement of Dr. Rao’s employment, the Company also entered into its standard forms of Indemnification Agreement and Management Continuity Agreement with Dr.

Rao.  The Management Continuity Agreement provides, among other things, that in the event Dr. Rao’s employment is terminated by the Company without cause or by him for good reason within 12 months following a change of control: (i) all unvested options to purchase the Company’s Common Stock held by Dr. Rao will vest and become exercisable, and any restrictions or rights of repurchase in favor of the Company on any stock or other equity awards made to Dr. Rao will lapse; (ii) the Company will make severance payments to Dr. Rao for a period of 12 months equal to the base salary he was receiving immediately prior to the change of control; (iii) continuation of payment by the Company of the full cost of health insurance benefits provided to Dr. Rao immediately prior to the change of control through the earlier of the end of the severance period or until he is no longer eligible for such benefits under applicable law; and (iv) the Company will make a lump sum payment to Dr. Rao equal to his annual bonus target for the Company’s fiscal year in which the termination occurs.

The Management Continuity Agreement further provides, among other things, that in the event Dr. Rao is subject to an involuntary termination, Dr. Rao will receive (i) severance payments for a period of 12 months, equal to the base salary which Dr. Rao was receiving immediately prior to his involuntary termination and (ii) continuation of payment by the Company of the full cost of the health insurance benefits provided to Dr. Rao immediately prior to his involuntary termination through the earlier of the end of the severance period or until Dr. Rao is no longer eligible for such benefits under applicable law.

Item 8.01 Other Events

On May 20, 2014, a bench trial was completed before Judge Joel A. Pisano of the United States District Court for the District of New Jersey in the patent litigation between the Company and defendants Actavis Elizabeth LLC and Actavis Inc. (collectively, “Actavis”) related to an Abbreviated New Drug Application filed by Actavis seeking to market generic versions of 300mg and 600mg dosage strengths of the Company’s Gralise® (gabapentin) product prior to the expiration of the Company’s patents asserted in the litigation.  On July 17, 2014, Judge Pisano entered an order preliminarily enjoining Actavis from marketing a generic version of Gralise (gabapentin) prior to the Court’s issuance of a decision in the matter.  The order indicates the Court expects to issue a decision “in short order”.  The patents asserted in the lawsuits expire between September 2016 and February 2024 and include U.S. Patent Nos. 6,635,280; 6,488,962; 7,438,927; 7,731,989; 8,192,756; 8,252,332; and 8,333,992.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: July 17, 2014	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel